SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2005

Array BioPharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31979	84-1460811
(State or Other	(Commission	(IRS Employer
Jurisdiction of Incorporation)	File Number)	Identification No.)

3200 Walnut Street, Boulder, Colorado		80301
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 381-6600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 1, 2005, Array BioPharma Inc. (“Array”) entered into a Drug Discovery Agreement with Ono Pharmaceutical Co., Ltd. (“Ono”), pursuant to which Array and Ono will collaborate to create small molecule drug candidates against multiple protein targets selected by Ono. The term of the collaboration commences on November 1, 2005 and ends on May 1, 2008 for one of the selected targets and November 1, 2008 for a second target, with an option for Ono to extend both terms for up to two additional one-year periods. The agreement is terminable by Ono upon 90 days’ notice at any time following the one-year anniversary of the effective date.

Under the terms of the agreement, Ono will provide research funding for Array’s drug discovery activities under the Drug Discovery Agreement.  Ono will have the sole responsibility for clinical development and commercialization of any resulting products. Array will be entitled to receive milestone payments based on the selection and progression of clinical drug candidates, as well as royalties on sales of any products that may result from the collaboration.

ITEM 8.01. OTHER EVENTS

On November 3, 2005, Array issued a press release announcing the commencement of a drug discovery collaboration with Ono Pharmaceutical Co., Ltd, the full text of which is attached hereto as Exhibit 99.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

99.1                         Press release dated November 3, 2005 entitled “Array BioPharma Announces Drug Discovery Collaboration with Ono Pharmaceutical Co. Ltd.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARRAY BIOPHARMA INC.

Date: November 4, 2005	By:	/s/ Robert E. Conway
Robert E. Conway
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.
99.1	Press release dated November 3, 2005 entitled “Array BioPharma Announces Drug Discovery Collaboration with Ono Pharmaceutical Co. Ltd.”